UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2009

LINKWELL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-24977	65-1053546
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1104 Jiatong Road, Jiading District, Shanghai, China	201807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (86) 21-5566-6258

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On December 21, 2009, Linkwell Corp. (the “Company”), Linkwell Tech Group Inc., a Florida corporation and wholly owned subsidiary of the Company (“Linkwell Tech”), Shanghai Likang Disinfectant Hi-Tech Co., Ltd., a Chinese corporation and wholly owned subsidiary of Linkwell Tech (“Likang Disinfectant”), Inner Mongolia Wuhai Chengtian Chemical Co., Ltd., a corporation organized under the laws of China (“Wuhai Chengtian”) and Honglin Li, a stockholder of Wuhai Chengtian, entered into (and simultaneously closed) a stock purchase agreement (the “Stock Purchase Agreement”) whereby Likang Disinfectant purchased 35% of the outstanding capital stock of Wuhai Chengtian from Honglin Li in exchange for approximately $463,235 (3,150,000 RMB) and 4,000,000 shares of the Company’s common stock, $0.0005 par value per share (“Linkwell Shares”). Prior to this transaction, Likang Disinfectant owned 16% of the capital stock of Wuhai Chengtai. As a result of this transaction, Lihang Disinfectand now owns 51% of the capital stock of Wuhai Chengtai. Wuhai Chengtian manufactures materials the Company uses to make certain of its disinfectant products.

The preceding description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02          Unregistered Sales of Equity Securities.

The disclosures in Item 1.01, above, are incorporated into this Item 3.02 by this reference.

The Linkwell Shares were not issued to U.S Persons or within the United States. The issuance and sale of the Linkwell Shares pursuant to the Stock Purchase Agreement, was an offshore offer and sale made in reliance on the exclusion from registration requirements of the Securities Act pursuant to Rule 903 of Regulation S promulgated thereunder.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

10.1
Stock Purchase Agreement, dated December 21, 2009, by and among Linkwell Corp., Linkwell Tech Group Inc., Shanghai Likang Disinfectant Hi-Tech Co., Ltd., Inner Mongolia Wuhai Chengtian Chemical Co., Ltd. and Honglin Li.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINKWELL CORPORATION

	By:	/s/ Xuelian Bian
Xuelian Bian
President and Chief Executive Officer
Date: December 28, 2009